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                     May 12, 2023

       Howard W. Lutnick
       Chief Executive Officer
       CF Acquisition Corp. VII
       110 East 59th Street
       New York, NY 10022

                                                        Re: CF Acquisition
Corp. VII
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed May 2, 2023
                                                            File No. 001-41166

       Dear Howard W. Lutnick:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Steven Mermelstein,
Esq.